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                     August 18, 2022

       Heather Pomerantz
       Chief Financial Officer
       Freshpet, Inc.
       400 Plaza Drive, 1st Floor
       Secaucus, New Jersey 07094

                                                        Re: Freshpet, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-36729

       Dear Ms. Pomerantz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing